Exhibit 10.1

Execution Version

Fourth Amendment to Amended and Restated Credit Agreement

This Fourth Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of April 30, 2021, among Willdan Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors signatory hereto, the Lenders signatory hereto and BMO Harris Bank N.A., a national banking association, individually as a Lender and as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A.     The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of June 26, 2019 (as amended prior to the date hereof, the “Existing Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Existing Credit Agreement, as amended hereby (the “Credit Agreement”).

B.     The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders party hereto are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Existing Credit Agreement shall be and hereby is amended as follows:

1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by adding the following new defined term to read in its entirety as follows:

“Fourth Amendment Date” means April 30, 2021.

“Initial Covenant Relief Period” means the period from and including the Third Amendment Date to and including the earlier of (i) July 2, 2021 and (ii) the last day of the Fiscal Quarter in which the Borrower has delivered written notice to the Administrative Agent that it elects to terminate the Initial Covenant Relief Period as of the end of such Fiscal Quarter; provided, that any such notice from the Borrower to end the Initial Covenant Relief Period shall be irrevocable.

“Rescindable Amount” is defined in Section 5.1.

“Second Covenant Relief Period” means the period from but excluding the last day of the Initial Covenant Relief Period to and including the earlier of (i) April 1, 2022 and (ii) the last day of the Fiscal Quarter in which the Borrower has delivered written notice to the Administrative Agent that it elects to terminate the Second Covenant Relief Period as of the end of such Fiscal Quarter; provided, that any such notice from the Borrower to end the Second Covenant Relief Period shall be irrevocable.

1.2. Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating the following defined terms to read as follows:

“Adjusted EBITDA” means, with reference to any Test Period, EBITDA for such Test Period, plus, without duplication, (a) non-cash charges and other pro forma adjustments for such Test Period deducted in the determination of Net Income for such Test Period and reasonably acceptable to the Administrative Agent, plus (b) fees and expenses paid in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents, plus (c) fees and expenses associated with (i) the Luna Acquisition, in an aggregate amount not to exceed $1,000,000, (ii) the Ocelot Acquisition, in an aggregate amount not to exceed $500,000, and (iii) other investments permitted pursuant to Section 8.9 (including Permitted Acquisitions) whether or not such investment is consummated, in an aggregate amount not to exceed $500,000 in any Fiscal Year, plus (d) fees and expenses related to equity offerings of Borrower in an aggregate amount not to exceed $500,000 in any Fiscal Year, plus (e) all fees, costs, expenses, charges, losses and similar items incurred in connection with any Disposition, any issuance, incurrence or repayment of Indebtedness, any discontinued operations and any casualty or condemnation event, plus (f) all unusual and/or non-recurring costs, expenses, charges, losses and similar items (excluding, in each case, costs, expenses, charges, losses and similar items resulting from or attributable to the Covid-19 pandemic) not to exceed 10% of Adjusted EBITDA (calculated before giving effect to this clause (f)) during any Test Period, plus (g) a one-time charge relating to Earn Out Obligations in the fiscal quarter ended January 1, 2021 in an aggregate amount not to exceed $6,500,000, minus (h) all amounts included in the calculation of Net Income with respect to such Test Period in respect of non-cash gains and other pro forma adjustments included in the calculation of Net Income with respect to such Test Period, minus (i) all unusual and/or non-recurring cash gains. Adjusted EBITDA shall be calculated on a pro forma basis giving effect to any Permitted Acquisition, the Luna Acquisition and the Ocelot Acquisition, as applicable, and any disposition of a Subsidiary or business segment during such Test Period and including pro forma cost savings to the extent such cost savings are approved in the reasonable discretion of the Administrative Agent; provided that the aggregate amount of all such cost savings added back to EBITDA during any Test Period shall not exceed twenty percent (20%) of Adjusted EBITDA for such Test Period.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, Letter of Credit Fees, and the commitment fees payable under Section 3.1(a), from one Pricing Date to the next, the rates per annum determined in accordance with the applicable pricing grid below:

(i) At all times during the Initial Covenant Relief Period:

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for LIBOR Loans and Financial Letter of Credit Fees	Applicable Margin for Performance Letter of Credit Fees Shall Be:	Applicable Margin for Revolving Credit Commitment Fees and Delayed Draw Term Loan Commitment Fees
VII	Greater than or equal to 5.00 to 1.0	1.50%	2.50%	1.875%	0.45%

VI	Less than 5.00 to 1.0, and greater than or equal to 3.50 to 1.0	1.25%	2.25%	1.688%	0.40%

V	Less than 3.50 to 1.0, and greater than or equal to 2.50 to 1.0	1.00%	2.00%	1.50%	0.35%

IV	Less than 2.50 to 1.0, and greater than or equal to 2.00 to 1.0	0.75%	1.75%	1.31%	0.30%

III	Less than 2.00 to 1.0, and greater than or equal to 1.25 to 1.0	0.50%	1.50%	1.125%	0.25%

II	Less than 1.25 to 1.0, and greater than or equal to 0.50 to 1.0	0.25%	1.25%	0.94%	0.20%

I	Less than 0.50 to 1.0	0.125%	1.125%	0.84%	0.15%

(ii) At all times other than during the Initial Covenant Relief Period:

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for LIBOR Loans and Financial Letter of Credit Fees	Applicable Margin for Performance Letter of Credit Fees Shall Be:	Applicable Margin for Revolving Credit Commitment Fees and Delayed Draw Term Loan Commitment Fees
VI	Greater than or equal to 3.50 to 1.0	1.25%	2.25%	1.688%	0.40%

V	Less than 3.50 to 1.0, and greater than or equal to 2.50 to 1.0	1.00%	2.00%	1.50%	0.35%

IV	Less than 2.50 to 1.0, and greater than or equal to 2.00 to 1.0	0.75%	1.75%	1.31%	0.30%

III	Less than 2.00 to 1.0, and greater than or equal to 1.25 to 1.0	0.50%	1.50%	1.125%	0.25%

II	Less than 1.25 to 1.0, and greater than or equal to 0.50 to 1.0	0.25%	1.25%	0.94%	0.20%

I	Less than 0.50 to 1.0	0.125%	1.125%	0.84%	0.15%

For purposes hereof, the term “Pricing Date” means the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements for the Fiscal Quarter then ended, pursuant to Section 8.5(a) or (b). The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements are required to be delivered under Section 8.5(a) or (b), until such financial statements are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level VII of the pricing grid in subsection (i) above or Level VI of the pricing grid in subsection (ii) above, as applicable, shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date. In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined. Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Sections 8.5(a), (b) or (h) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for that period (the “Corrected Financials Date”), (B) the Applicable Margin shall be determined based on the corrected compliance certificate for that period, and (C) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default under Section 9.1(a) shall be deemed to have occur with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.9 and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the Obligations.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not change more than once per day and may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, or (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than (i) 0.75% during the Initial Covenant Relief Period and (ii) 0.00% at all other times.

“Covenant Relief Period” means the Initial Covenant Relief Period and the Second Covenant Relief Period, collectively.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than (i) 0.75% during the Initial Covenant Relief Period and (ii) 0.00% at all other times.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) such Acquisition shall be structured as (1) an asset acquisition by a Borrower or Guarantor of all or substantially all of the assets of the Person whose assets are being acquired (or all or substantially all of a line or lines of business of such Person), (2) a merger of the Person to be acquired and into a Borrower or a Guarantor, with such Borrower or Guarantor as the surviving corporation in such merger, or (3) a purchase of no less than 100% of the equity interests of the Person to be acquired by a Borrower or Guarantor;

(c) the Acquisition shall not be a Hostile Acquisition;

(d) Reserved.

(e) the Borrower shall have notified the Administrative Agent not less than thirty (30) days (or such shorter period of time acceptable to the Administrative Agent) prior to any such Acquisition and furnished to the Administrative Agent at such time (i) details as to such Acquisition as are reasonably satisfactory to the Administrative Agent (including sources and uses of funds therefor) and (ii) audited financial statements of the Acquired Business or other financial statements of the Acquired Business as reasonably satisfactory to the Administrative Agent;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall comply with the requirements of Sections 11 and 12 in connection therewith within the time periods set forth therein to the extent applicable;

(g) the Borrower shall have delivered to the Administrative Agent a certificate with covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating that upon giving effect to the Acquisition, any concurrent repayment of Indebtedness in connection therewith and any Credit Event in connection therewith, (i) no Default shall exist, and (ii) the Borrower is in compliance with the financial covenants contained in Section 8.23 on a pro forma basis (for the four (4) consecutive Fiscal Quarters most recently then ended for which financial statements required under Section 8.5 hereof have been delivered to the Administrative Agent as if the Acquisition occurred on the first day of such period and upon giving effect to the payment of the purchase price for the Acquired Business); provided that, in the case of the Total Leverage Ratio, the Total Leverage Ratio upon giving effect to the Acquisition, any concurrent repayment of Indebtedness in connection therewith and any Credit Event in connection therewith shall not exceed 3.00 to 1.00;

(h) upon giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have not less than $15,000,000 of Liquidity;

(i) the Acquired Business must have a positive EBITDA including pro forma cost savings to the extent such cost savings are approved in the reasonable discretion of the Administrative Agent for the twelve most recently completed calendar months;

(j) Reserved; and

(k) any Earn Out Obligations or Seller Notes incurred in connection with such Acquisition shall be subordinated to the Secured Obligations hereunder in a manner reasonably satisfactory to the Administrative Agent.

“Repurchase Conditions” means with respect to any purchase, redemption or other acquisition or retiring any of the Borrower’s capital stock or other equity interests (as contemplated by Section 8.12 hereof) (each a “Share Repurchase”), the following conditions:

(i) upon giving effect to such Share Repurchase, the Borrower shall: (A) be in compliance with the financial covenants contained in Section 8.23 on a pro forma basis, calculated using the then prevailing financial covenant compliance levels permitted as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered hereunder; provided that, in the case of the Fixed Charge Coverage Ratio, the Fixed Charge Coverage Ratio after giving effect to such Share Repurchase shall not be less than (x) during the Covenant Relief Period, 1.00 to 1.00 and (y) at any time other than during the Covenant Relief Period, 1.20 to 1.00; and (B) have Liquidity of not less than $10,000,000;

(ii) such Share Repurchase together with all other Share Repurchases made under Section 8.12 following the Closing Date shall not exceed $8,000,000 in the aggregate;

(iii) no Default exists or would arise upon giving effect to such Share Repurchase; and

(iv) the Borrower shall have delivered a written certificate to the Administrative Agent in the form attached hereto as Exhibit J signed by a Financial Officer of the Borrower (or in such other form acceptable to the Administrative Agent) certifying that each of the Repurchase Conditions have been satisfied in connection with such Share Repurchase and setting forth in reasonable detail the calculations supporting such certifications in respect of clause (i) of this definition.

“Total Funded Debt” means, at any time the same is to be determined, an amount equal to (a) the sum (but without duplication) of (i) all Indebtedness of the Borrower and its Subsidiaries at such time described in clauses (a)-(f), both inclusive, of the definition thereof, and (ii) all Indebtedness of any other Person of the types described in clauses (a)-(f), both inclusive, of the definition thereof, which is directly or indirectly Guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, minus (b)  Unrestricted Cash then held by the Borrower and its Subsidiaries that is either in deposit accounts maintained by the Administrative Agent or deposit accounts subject to account control agreements for the benefit of the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent and effective to grant “control” (as defined under the applicable state’s Uniform Commercial Code) to the Administrative Agent over such account) in an amount not to exceed $15,000,000; provided, however, that for the avoidance of doubt, obligations of the Borrower or any of its Subsidiaries with respect to Performance Standby Letters of Credit shall be excluded from the calculation of Total Funded Debt.

1.3. Section 2.1(a)(ii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(ii) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Delayed Draw Term Loan” and collectively for all the Lenders the “Delayed Draw Term Loans”) in U.S. Dollars to the Borrower from time to time during the Delayed Draw Term Loan Availability Period in an aggregate principal amount not to exceed such Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Term Loans shall be made ratably by the Lenders in proportion to their respective Delayed Draw Term Loan Percentages, at which time the Delayed Draw Term Loan Commitments shall expire to the extent contemplated by the immediately following sentence. The principal amount of the Delayed Draw Term Loans shall permanently reduce the amount available under the Delayed Draw Term Loan Commitments, and no amount repaid or prepaid on any Delayed Draw Term Loan may be borrowed again. As provided in Section 2.6(a) hereof, the Borrower may elect that the Delayed Draw Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. Each Borrowing of Delayed Draw Term Loans shall be in a minimum amount of $10,000,000, and there shall be no more than five (5) Borrowings of the Delayed Draw Term Loans during the Delayed Draw Term Loan Availability Period.

1.4. Section 5.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes to any Lender or L/C Issuer as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or L/C Issuers severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

1.5. Section 7.1(f) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(f) additionally, in the case of a Borrowing of a Delayed Draw Term Loan, the Administrative Agent shall have received immediately prior to giving effect to any such Delayed Draw Term Loan, satisfactory evidence that, upon giving effect to the Delayed Draw Term Loan and any Credit Event in connection therewith, the Loan Parties shall be in compliance with the financial covenants contained in Section 8.23 on a pro forma basis, calculated using the required covenant compliance levels for the next succeeding determination period and, that the Total Leverage Ratio shall be no greater than 0.25x less than the then prevailing Total Leverage Ratio covenant compliance level set forth in Section 8.23.

1.6. Section 8.9(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(e) Permitted Acquisitions;

1.7. Section 8.12 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Section 8.12. Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of (i) dividends or distributions by any Subsidiary to any Loan Party or (ii) to the extent the Repurchase Conditions have been satisfied, Share Repurchases by the Borrower.

1.8. Section 8.22(iii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(iii)       solely with respect to payments made during the Covenant Relief Period, (A) the Loan Parties would have Liquidity in an amount less than $10,000,000 after giving effect to such payment and any Credit Event in connection therewith or (B) after giving effect to such payment, the aggregate amount of all such payments made during the Covenant Relief Period would exceed $17,000,000.

1.9.      Section 8.23 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a)       Total Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

Period(s) Ending	Total Leverage Ratio shall not be greater than:
Fiscal Quarter ending on or about 07/02/21	4.50 to 1.00
Fiscal Quarter ending on or about 10/01/21	5.25 to 1.00
Fiscal Quarter ending on or about 12/31/21	4.50 to 1.00
Fiscal Quarter ending on or about 04/01/22	4.25 to 1.00
Fiscal Quarter ending on or about 07/01/22 and at all times thereafter	3.25 to 1.00

(b)        Fixed Charge Coverage Ratio. Other than during the Covenant Relief Period, as of the last day of each Fiscal Quarter of the Borrower, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

(c)       Minimum Adjusted EBITDA. Solely during the Covenant Relief Period, as of the last day of each Test Period ending on the relevant date set forth below, the Borrower shall have Adjusted EBITDA for such Test Period of no less than the amount set forth opposite such date:

Test Period Ending	Minimum Adjusted EBITDA:
07/02/21	$22,500,000
10/01/21	$20,000,000
12/31/21	$22,500,000
04/01/22	$25,000,000

(d)        Capital Expenditures. The Borrower and its Subsidiaries shall not incur or make Capital Expenditures in an aggregate amount in excess of $15,000,000 during the Covenant Relief Period after the Fourth Amendment Date.

1.10.       Section 10.9 of the Existing Credit Agreement shall be and hereby is amended in its entirety to read as follows:

Section 10.9. Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.2, as the case may be, any Affiliate of such Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 9.5. Without limiting the generality of the foregoing, (i) each such Affiliate of a Lender shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 10 and (ii) no such Affiliate of any Lender shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral). Notwithstanding any other provision of Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Hedging Liability or Bank Product Obligations unless the Administrative Agent has received written notice of such Hedging Liability or Bank Product Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of any Lender.

1.11.       Section 10 of the Existing Credit Agreement shall be and hereby is amended to add the following new Section 10.16 to read as follows:

Section 10.16. Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lenders or L/C Issuers (or their applicable Affiliates), whether or not in respect of a Secured Obligation due and owing by any Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and each L/C Issuer (or their applicable Affiliates), irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender or L/C Issuer (or their applicable Affiliates) that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

1.12.       Exhibit F (Compliance Certificate) of the Existing Credit Agreement shall be amended and restated in its entirety to read as set forth on Annex I attached hereto and made a part hereof.

Section 2.              Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.         The Loan Parties, the Required Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2.         Each Lender reflected on the signature pages hereto that has executed this Amendment by the date hereof shall have received an upfront fee equal to 0.05% of its Commitment as of the date hereof (the “Fourth Amendment Upfront Fee”). The Fourth Amendment Upfront Fee shall be due and payable by the Borrower as of the date hereof.

2.3.         All other legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.              Representations.

In order to induce the Administrative Agent and the Required Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Administrative Agent), (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result upon giving effect to this Amendment, (c) each Loan Party has taken all necessary action to authorize it to execute, deliver and perform its obligations under this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby, and (d) this Amendment has been duly executed and delivered by the Loan Parties and is the legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.               Miscellaneous.

4.1.         The Loan Parties heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents. The Loan Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Secured Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Loan Parties thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.         Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Each of the Guarantors reaffirm their Guaranties under Section 11 of the Credit Agreement. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3.         The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

4.4.         This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Amendment shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

[Signature Pages to Follow]

This Fourth Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“Borrower”

Willdan Group, Inc.

By	/s/ Thomas D. Brisbin
	Name:	Thomas D. Brisbin
	Title:	Chief Executive Officer

“Guarantors”

Electrotec of NY Electrical Inc.
Public Agency Resources
Willdan Energy Solutions
Willdan Engineering
Willdan Financial Services
Willdan Lighting & Electric, Inc.
Willdan Lighting & Electric of California
Willdan Lighting & Electric of Washington, Inc.
Abacus Resource Management Company
Integral Analytics, Inc.
Energy and Environmental Economics, Inc.
Willdan Energy Co.
Enerpath International Holding Company
Enerpath Services, Inc.

By	/s/ Thomas D. Brisbin
	Name:	Thomas D. Brisbin
	Title :	Chairman of the Board

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

“Guarantors”

Genesys Engineering, P.C.

By	/s/ Rachel Seraspe
Name: Rachel Seraspe
Title: Vice President

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

“Administrative Agent” and “Lenders”

BMO Harris Bank N.A., as a Lender and as Administrative Agent

By	/s/ Maria Wisniewski
Name Maria Wisniewski
Title Senior Vice President

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

“Lenders”

Bank of America, N.A., as a Lender

By	/s/ Mary Beatty
Name Mary Beatty
Title SVP

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

“Lenders”

CITIBANK, NA., as a Lender

By	/s/ Mauricio J. Romero
Name Mauricio J. Romero
Title Director, US Southwest Mid - Corporates Head

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

“Lenders”

U.S. Bank National Association, as a Lender

By	/s/ Andrew Williams
Name Andrew Williams
Title Vice President

[Signature Page to Fourth Amendment to Amended and Restated Credit Agreement]

Annex I to Fourth Amendment to

Amended and Restated Credit Agreement

Exhibit F

Willdan Group, Inc.

Compliance Certificate

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders and L/C Issuer party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Amended and Restated Credit Agreement, dated as of June 26, 2019, by and among Willdan Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected ____________ of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Loan Parties during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. Schedule I hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement. In the event of a conflict between the attached spreadsheet and any certifications relating thereto and the Credit Agreement and related definitions used in calculating such covenants, the Credit Agreement and such related definitions shall govern and control.

[Describe below the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exceptions to paragraph 3:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

Willdan Group, Inc.

By
Name
Title

Schedule I

to Compliance Certificate

Willdan Group, Inc.
Compliance Calculations

for Amended and Restated Credit Agreement dated as of June 26, 2019

Calculations as of _____________, _______

A.	Total Leverage Ratio (Section 8.23(a))
	1.	Total Funded Debt	$___________
	2.	Net Income for past 4 quarters	$___________
	3.	Interest Expense for past 4 quarters	$___________
	4.	Income taxes for past 4 quarters	$___________
	5.	Depreciation and Amortization Expense for past 4 quarters	$___________
	6.	Non-cash charges and other pro forma adjustments acceptable to Bank for past 4 quarters	$___________
	7.	Fees and expenses paid in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents for the past 4 quarters	$___________
	8.	Fees and expenses associated with the Luna Acquisition, in an aggregate amount not to exceed $1,000,000 for the past 4 quarters	$___________
	9.	Fees and expenses associated with the Ocelot Acquisition, in an aggregate amount not to exceed $500,000 for the past 4 quarters	$___________
	10.	Fees and expenses associated with other investments permitted pursuant to Section 8.9 of the Credit Agreement (including Permitted Acquisitions) whether or not such investment is consummated, in an aggregate amount not to exceed $500,000 in any Fiscal Year, for the past 4 quarters	$___________
	11.	Fees and expenses related to equity offerings of Borrower in an aggregate amount not to exceed $500,000 in any Fiscal Year, for the past 4 quarters	$___________
	12.	Fees, costs, expenses, charges, losses and similar items incurred in connection with any Disposition, any issuance, incurrence or repayment of Indebtedness, any discontinued operations and any casualty or condemnation event	$___________

	13.	Unusual and/or non-recurring costs, expenses, charges, losses and similar items (excluding, in each case, costs, expenses, charges, losses and similar items resulting from or attributable to the Covid-19 pandemic) not to exceed 10% of Adjusted EBITDA (calculated before giving effect to this clause)	$___________
	14.	a one-time charge relating to Earn Out Obligations in the fiscal quarter ended January 1, 2021 in an aggregate amount not to exceed $6,500,000	$___________
	15.	Non-cash gains and other pro forma adjustments for past 4 quarters	$___________
	16.	Unusual and/or non-recurring cash gains	$___________
	17.	Sum of Lines A2, A3, A4, A5, A6, A7, A8, A9, A10, A11, A12, A13 and A14 minus Line A15 and A16 (“Adjusted EBITDA”)	$___________
	18.	Ratio of Line A1 to A17	____:1.0
	19.	Line A18 ratio must not exceed	____:1.0
	20.	The Borrower is in compliance (circle yes or no)	yes/no
B.	Fixed Charge Coverage Ratio (Section 8.23(b))[1]
	1.	Adjusted EBITDA (Line A17 above)	$___________
	2.	Unfinanced Capital Expenditures for past 4 quarters	$___________
	3.	Line B1 plus Line B2 minus Line B3	$___________
	4.	Principal payments for past 4 quarters	$___________
	5.	Interest Expense paid in cash for past 4 quarters	$___________
	6.	Income taxes paid in cash for past 4 quarters	$___________
	7.	Restricted Payments paid in cash for past 4 quarters	$___________
	8.	Sum of Lines B4, B5, B6, and B7	$___________
	9.	Ratio of Line B3 to Line B8	____:1.0
	10.	Line B9 ratio must not be less than	____:1.0
	11.	The Borrower is in compliance (circle yes or no)	yes/no

1       Not applicable during the Covenant Relief Period.

2        Only applicable during the Covenant Relief Period.

C.	Minimum Adjusted EBITDA (Section 8.23(c)) [2]
	1.	Adjusted EBITDA (Line A17 above)	$___________
	2.	Line C1 must not be less than	$___________
	3.	The Borrower is in compliance (circle yes or no)	yes/no
D.	Capital Expenditures (Section 8.23(d)) [3]
	1.	Capital Expenditures after the Fourth Amendment Date	$___________
	2.	Line D1 must not be greater than	$15,000,000
	3.	The Borrower is in compliance (circle yes or no)	yes/no

3        Only applicable during the Covenant Relief Period.